Exhibit 99.1

News Release

MMC APPOINTS DANIEL S. GLASER AS CHAIRMAN AND CHIEF EXECUTIVE
OF MARSH

Leading Insurance Industry Executive to Join Marsh in December

NEW YORK, December 3, 2007 — Marsh & McLennan Companies, Inc. (MMC) today announced the appointment of Daniel S. Glaser as Chairman and Chief Executive Officer of Marsh Inc., MMC's insurance broking subsidiary. Mr. Glaser currently serves as Managing Director of AIG Europe (U.K.) Limited and the Regional President of AIG’s American International Underwriters (AIU), UK/Ireland division. He joins Marsh on December 10, 2007.

Mr. Glaser began his career in the insurance industry as a Marsh broker in 1982. He worked at Marsh for a decade, serving in roles in New York, London and Saudi Arabia. Thereafter, he spent eight years at Willis, where he served as President and Chief Operating Officer of Willis Risk Solutions, the large accounts practice. In 2000, he joined AIG as President of the Global Energy Division and, in 2002, was named Managing Director of AIG Europe (U.K.), AIU’s largest division.

“Dan has broad expertise in the insurance industry as well as first-hand knowledge of the Marsh organization,” said Michael G. Cherkasky, MMC President and Chief Executive Officer. “His perspectives as both a broker and an underwriter, coupled with his extensive international experience, make him the ideal candidate to take Marsh forward.”

Mr. Glaser commented: “In returning to Marsh, I will come full circle to the start of my career in the insurance industry 25 years ago. During that time, I have seen the strength and resiliency of the Marsh organization: it is a company with great people, the strongest client base in the world and a bright future. There are challenges and we must address them. There are also tremendous opportunities, and with the support of thousands of Marsh employees, I intend to move promptly to seize those opportunities.”

Mr. Glaser currently lives in London and will relocate to MMC’s corporate headquarters in New York. He will report to Mr. Cherkasky.

Marsh, the world's leading insurance broker and risk advisor, has 26,000 employees and provides advice and transactional capabilities to clients in over 100 countries. Marsh is a unit of MMC.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 55,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

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